EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146596, 333-158320, 333-163779, 333-167049, 333-188423, and 333-205619 on Form S-3 and Nos. 333-148333, 333-160602, 333-175100, 333-188999, and 333-205617 on Form S-8 of our report dated February 27, 2015, relating to the financial statements of Northern Oil and Gas, Inc. as of December 31, 2014 and for the years ended December 31, 2014 and 2013, appearing in this Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Minneapolis, MN
March 3, 2016